CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

I consent to the incorporation by reference in this Form 10QSB relating to the audited balance sheet of Victory Energy Corporation appearing in this Annual Report on Form 10-QSB filed of Victory Capital Holdings Corporation for the quarter ended March 31, 2007.

/s/ John Kinross-Kennedy

JOHN KINROSS-KENNEDY, CPA

Irvine, California
March 18, 2007